EXECUTION VERSION

Exhibit 99.16

(Bilateral Form - Security Interest)	(ISDA Agreements Subject to English Law)

ISDA®
International Swaps and Derivatives Association, Inc.

CREDIT SUPPORT DEED

Between

Deutsche Bank AG, acting through its London branch	Virgin Entertainment Investment Holdings Ltd

(“Party A”)	(“Party B”)
made on 10 December, 2009 relating to the

ISDA Master Agreement

dated as of 10 December, 2009 between Party A and Party B.

This Deed is a Credit Support Document with respect to both parties in relation to the ISDA Master Agreement referred to above (as amended and supplemented from time to time, the “Agreement”).

Accordingly, the parties agree as follows:

Paragraph 1. Interpretation

(a)           Definitions and Inconsistency. Unless otherwise defined in this Deed, capitalised terms defined in the Agreement have the same meaning in this Deed. Capitalised terms not otherwise defined in this Deed or in the Agreement have the meanings specified pursuant to Paragraph 12, and all references in this Deed to Paragraphs are to Paragraphs of this Deed. In the event of any inconsistency between this Deed and the provisions of the Agreement, this Deed will prevail, and in the event of any inconsistency between Paragraph 13 and the other provisions of this Deed, Paragraph 13 will prevail. For the avoidance of doubt, references to “transfer” in this Deed mean, in relation to cash, payment and, in relation to other assets, delivery.

(b)           Secured Party and Chargor. All references in this Deed to the “Secured Party” will be to either party when acting in that capacity and all corresponding references to the “Chargor” will be to the other party when acting in that capacity; provided, however, that if Other Posted Support is held by a party to this Deed, all references in this Deed to that party as the Secured Party with respect to that Other Posted Support will be to that party as the beneficiary of that Other Posted Support and will not subject that support or that party as the beneficiary of that Other Posted Support to provisions of law generally relating to security interests and secured parties.

Paragraph 2. Security

(a)           Covenant to Perform. Each party as the Chargor covenants with the other party that it will perform the Obligations in the manner provided in the Agreement, this Deed or any other relevant agreement.

EXECUTION VERSION

(b)           Security. Each party as the Chargor, as security for the performance of the Obligations:

(i) mortgages, charges and pledges and agrees to mortgage, charge and pledge, with full title guarantee, in favour of the Secured Party by way of first fixed legal mortgage all Posted Collateral (other than Posted Collateral in the form of cash), (ii) to the fullest extent permitted by law, charges and agrees to charge, with full title guarantee, in favour of the Secured Party by way of first fixed charge all Posted Collateral in the form of cash; and (iii) assigns and agrees to assign, with full title guarantee, the Assigned Rights to the Secured Party absolutely.

(c)           Release of Security. Upon the transfer by the Secured Party to the Chargor of Posted Collateral, the security interest granted under this Deed on that Posted Collateral will be released immediately, and the Assigned Rights relating to that Posted Collateral will be re-assigned to the Chargor, in each case without any further action by either party. The Chargor agrees, in relation to any securities comprised in Posted Collateral released by the Secured Party under this Deed, that it will accept securities of the same type, nominal value, description and amount as those securities.

(d)           Preservation of Security. The security constituted by this Deed shall be a continuing security and shall not be satisfied by any intermediate payment or satisfaction of the whole or any part of the Obligations but shall secure the ultimate balance of the Obligations. If for any reason this security ceases to be a continuing security, the Secured Party may open a new account with or continue any existing account with the Chargor and the liability of the Chargor in respect of the Obligations at the date of such cessation shall remain regardless of any payments into or out of any such account. The security constituted by this Deed shall be in addition to and shall not be affected by any other security now or subsequently held by the Secured Party for all or any of the Obligations.

(e)           Waiver of Defences. The obligations of the Chargor under this Deed shall not be affected by any act, omission or circumstance which, but for this provision, might operate to release or otherwise exonerate the Chargor from its obligations under this Deed or affect such obligations including (but without limitation) and whether or not known to the Chargor or the Secured Party:

(i)           any time or indulgence granted to or composition with the Chargor or any other person;

(ii)           the variation, extension, compromise, renewal or release of, or refusal or neglect to perfect or enforce, any terms of the Agreement or any rights or remedies against, or any security granted by, the Chargor or any other person;

(iii)           any irregularity, invalidity or unenforceability of any obligations of the Chargor under the Agreement or any present or future law or order of any government or authority (whether of right or in fact) purporting to reduce or otherwise affect any of such obligations to the intent that the Chargor ’s obligations under this Deed shall remain in full force and this Deed shall be construed accordingly as if there were no such irregularity, unenforceability, invalidity, law or order;

(iv)           any legal limitation, disability, incapacity or other circumstance relating to the Chargor, any guarantor or any other person or any amendment to or variation of the terms of the Agreement or any other document or security.

(f)           Immediate Recourse. The Chargor waives any right it may have of first requiring the Secured Party to proceed against or claim payment from any other person or enforce any guarantee or security before enforcing this Deed.

EXECUTION VERSION

(g)           Reinstatement. Where any discharge (whether in respect of the security constituted by this Deed, any other security or otherwise) is made in whole or in part or any arrangement is made on the faith of any payment, security or other disposition which is avoided or any amount paid pursuant to any such discharge or arrangement must be repaid on bankruptcy, liquidation or otherwise without limitation, the security constituted by this Deed and the liability of the Chargor under this Deed shall continue as if there had been no such discharge or arrangement.

Paragraph 3. Credit Support Obligations

(a)           Delivery Amount. Subject to Paragraphs 4 and 5, upon a demand made by the Secured Party on or promptly following a Valuation Date, if the Delivery Amount for that Valuation Date equals or exceeds the Chargor ’s Minimum Transfer Amount, then the Chargor will transfer to the Secured Party Eligible Credit Support having a Value as of the date of transfer at least equal to the applicable Delivery Amount (rounded pursuant to Paragraph 13). Unless otherwise specified in Paragraph 13, the “Delivery Amount” applicable to the Chargor for any Valuation Date will equal the amount by which:

(i)	the Credit Support Amount

exceeds

(ii)           the Value as of that Valuation Date of all Posted Credit Support held by the Secured Party (as adjusted to include any prior Delivery Amount and to exclude any prior Return Amount, the transfer of which, in either case, has not yet been completed and for which the relevant Settlement Day falls on or after such Valuation Date).

(b)           Return Amount. Subject to Paragraphs 4 and 5, upon a demand made by the Chargor on or promptly following a Valuation Date, if the Return Amount for that Valuation Date equals or exceeds the Secured Party’s Minimum Transfer Amount, then the Secured Party will transfer to the Chargor Posted Credit Support specified by the Chargor in that demand having a Value as of the date of transfer as close as practicable to the applicable Return Amount (rounded pursuant to Paragraph 13). Unless otherwise specified in Paragraph 13, the “Return Amount” applicable to the Secured Party for any Valuation Date will equal the amount by which:

(i)           the Value as of that Valuation Date of all Posted Credit Support held by the Secured Party (as adjusted to include any prior Delivery Amount and to exclude any prior Return Amount, the transfer of which, in either case, has not yet been completed and for which the relevant Settlement Day falls on or after such Valuation Date)

exceeds

(ii)	the Credit Support Amount.

Paragraph 4. Conditions Precedent, Transfers, Calculations and Substitutions

(a)           Conditions Precedent. Each transfer obligation of the Chargor under Paragraphs 3 and 5 and of the Secured Party under Paragraphs 3, 4(d)(ii), 5 and 6(g) is subject to the conditions precedent that:

(i)           no Event of Default, Potential Event of Default or Specified Condition has occurred and is continuing with respect to the other party; and

EXECUTION VERSION

(ii)           no Early Termination Date for which any unsatisfied payment obligations exist has occurred or been designated as the result of an Event of Default or Specified Condition with respect to the other party.

(b)           Transfers. All transfers under this Deed of any Eligible Credit Support, Posted Credit Support, Interest Amount or Distributions, shall be made in accordance with the instructions of the Secured Party, Chargor or Custodian, as applicable, and shall be made:

(i)           in the case of cash, by transfer into one or more bank accounts specified by the recipient;

(ii)           in the case of certificated securities which cannot or which the parties have agreed will not be delivered by book-entry, by delivery in appropriate physical form to the recipient or its account accompanied by any duly executed instruments of transfer, assignments in blank, transfer tax stamps and any other documents necessary to constitute a legally valid transfer to the recipient;

(iii)           in the case of securities which the parties have agreed will be delivered by book-entry, by the giving of written instructions (including, for the avoidance of doubt, instructions given by telex,  facsimile transmission or electronic messaging system) to the relevant depository institution or other entity specified by the recipient, together with a written copy of the instructions to the recipient, sufficient, if complied with, to result in a legally effective transfer of the relevant interest to the recipient; and

(iv)           in the case of Other Eligible Support or Other Posted Support, as specified in Paragraph 13 (j)(ii).

Subject to Paragraph 5 and unless otherwise specified, if a demand for the transfer of Eligible Credit Support or Posted Credit Support is received by the Notification Time, then the relevant transfer will be made not later than the close of business on the Settlement Day relating to the date such demand is received; if a demand is received after the Notification Time, then the relevant transfer will be made not later than the close of business on the Settlement Day relating to the day after the date such demand is received.

(c)           Calculations. All calculations of Value and Exposure for purposes of Paragraphs 3 and 5(a) will be made by the relevant Valuation Agent as of the relevant Valuation Time. The Valuation Agent will notify each party (or the other party, if the relevant Valuation Agent is a party) of its calculations not later than the Notification Time on the Local Business Day following the applicable Valuation Date (or, in the case of Paragraph 5(a), following the date of calculation).

(d)	Substitutions

(i)           Unless otherwise specified in Paragraph 13, the Chargor may on any Local Business Day by notice (a “Substitution Notice”) inform the Secured Party that it wishes to transfer to the Secured Party Eligible Credit Support (the “Substitute Credit Support”) specified in that Substitution Notice in substitution for certain Eligible Credit Support (the “Original Credit Support”) specified in the Substitution Notice comprised in the Chargor ’s Posted Collateral.

(ii)           If the Secured Party notifies the Chargor that it has consented to the proposed substitution, (A) the Chargor will be obliged to transfer the Substitute Credit Support to the Secured Party on the first Settlement Day following the date on which it receives notice (which may be oral telephonic notice) from the Secured Party of its consent and (B) subject to Paragraph 4(a), the Secured Party will be obliged to transfer to the Chargor the Original Credit Support not later than the Settlement Day

EXECUTION VERSION

following the date on which the Secured Party receives the Substitute Credit Support, unless otherwise specified in Paragraph 13(f) (the “Substitution Date”); provided that the Secured Party will only be obliged to transfer Original Credit Support with a Value as of the date of transfer as close as practicable to, but in any event not more than, the Value of the Substitute Credit Support as of that date.

Paragraph 5. Dispute Resolution

(a)           Disputed Calculations or Valuations. If a party (a “Disputing Party”) reasonably disputes (I) the Valuation Agent’s calculation of a Delivery Amount or a Return Amount or (II) the Value of any transfer of Eligible Credit Support or Posted Credit Support, then:

(1)            the Disputing Party will notify the other party and the Valuation Agent (if the Valuation Agent is not the other party) not later than the close of business on the Local Business Day following, in the case of (I) above, the date that the demand is received under Paragraph 3 or, in the case of (II) above, the date of transfer;

(2)            in the case of (I) above, the appropriate party will transfer the undisputed amount to theother party not later than the close of business on the Settlement Day following the date that the demand is received under Paragraph 3;

(3)            the parties will consult with each other in an attempt to resolve the dispute; and

(4)            if they fail to resolve the dispute by the Resolution Time, then:

(i)           in the case of a dispute involving a Delivery Amount or Return Amount, unless otherwise specified in Paragraph 13, the Valuation Agent will recalculate the Exposure and the Value as of the Recalculation Date by:

(A)               utilising any calculations of that part of the Exposure attributable to the Transactions that the parties have agreed are not in dispute;

(B)               calculating that part of the Exposure attributable to the Transactions in dispute by seeking four actual quotations at mid-market from Reference Marketmakers for purposes of calculating Market Quotation, and taking the arithmetic mean of those obtained; provided that if four quotations are not available for a particular Transaction, then fewer than four quotations may be used for that Transaction, and if no quotations are available for a particular Transaction, then the Valuation Agent’s original calculations will be used for that Transaction; and

(C)               utilising the procedures specified in Paragraph 13(g)(ii) for calculating the Value, if disputed, of Posted Credit Support;

(ii)           in the case of a dispute involving the Value of any transfer of Eligible Credit Support or Posted Credit Support, the Valuation Agent will recalculate the Value as of the date of transfer pursuant to Paragraph 13(g)(ii).

Following a recalculation pursuant to this Paragraph, the Valuation Agent will notify each party (or the other party, if the Valuation Agent is a party) as soon as possible but in any event not later than the Notification Time on the Local Business Day following the Resolution Time. The appropriate party will, upon demand following

EXECUTION VERSION

that notice by the Valuation Agent or a resolution pursuant to (3) above and subject to Paragraphs 4(a) and 4(b), make the appropriate transfer.

(b)           Not a Relevant Event. The failure by a party to make a transfer of any amount which is the subject of a dispute to which Paragraph 5(a) applies will not constitute a Relevant Event under Paragraph 7 for as long as the procedures set out in Paragraph 5 are being carried out. For the avoidance of doubt,  upon completion of those procedures, Paragraph 7 will apply to any failure by a party to make a transfer required under the final sentence of Paragraph 5(a) on the relevant due date.

Paragraph 6. Holding Posted Collateral

(a)           Care of Posted Collateral. The Secured Party will exercise reasonable care to assure the safe custody of all Posted Collateral to the extent required by applicable law. Except as specified in the preceding sentence, the Secured Party will have no duty with respect to Posted Collateral, including, without limitation, any duty to collect any Distributions, or enforce or preserve any rights pertaining to the Posted Collateral.

(b)	Eligibility to Hold Posted Collateral; Custodians.

(i)           General. Subject to the satisfaction of any conditions specified in Paragraph 13 for holding Posted Collateral, the Secured Party will be entitled to hold Posted Collateral or to appoint an agent (a “Custodian”) to hold Posted Collateral for the Secured Party. Upon notice by the Secured Party to the Chargor of the appointment of a Custodian, the Chargor ’s obligations to make any transfer will be discharged by making the transfer to that Custodian. The holding of Posted Collateral by a Custodian will be deemed to be the holding of that Posted Collateral by the Secured Party for which the Custodian is acting.

(ii)           Failure to Satisfy Conditions. If the Secured Party or its Custodian fails to satisfy any conditions for holding Posted Collateral, then upon a demand made by the Chargor, the Secured Party will, not later than five Local Business Days after the demand, transfer or cause its Custodian to transfer all Posted Collateral held by it to a Custodian that satisfies those conditions or to the Secured Party if it satisfies those conditions.

(iii)           Liability. The Secured Party will be liable for the acts or omissions of its Custodian to the same extent that the Secured Party would be liable under this Deed for its own acts or omissions.

(c)           Segregated Accounts. The Secured Party shall, and shall cause any Custodian to, open and/or maintain one or more segregated accounts (the “Segregated Accounts”), as appropriate, in which to hold Posted Collateral (other than Posted Collateral in the form of cash) under this Deed. The Secured Party and any Custodian shall each hold, record and/or identify in the relevant Segregated Accounts all Posted Collateral (other than Posted Collateral in the form of cash) held in relation to the Chargor, and, except as provided otherwise herein, such Collateral shall at all times be and remain the property of the Chargor and segregated from the property of the Secured Party or the relevant Custodian, as the case may be, and shall at no time constitute the property of, or be commingled with the property of, the Secured Party or such Custodian.

(d)           No Use of Collateral. For the avoidance of doubt, and without limiting the rights of the Secured Party under the other provisions of this Deed, the Secured Party will not have the right to sell, pledge, rehypothecate, assign, invest, use, commingle or otherwise dispose of, or otherwise use in its business any Posted Collateral it holds under this Deed.

(e)	Rights Accompanying Posted Collateral.

EXECUTION VERSION

(i)           Distributions and Voting Rights. Unless and until a Relevant Event or a Specified Condition occurs the Chargor shall be entitled:

(A)            to all Distributions; and

(B)            to exercise, or to direct the Secured Party to exercise, any voting rights attached to any of the Posted Collateral (but only in a manner consistent with the terms of this Deed) and, if any expense would be incurred by the Secured Party in doing so, only to the extent that the Chargor paid to the Secured Party in advance of any such exercise an amount sufficient to cover that expense.

(ii)           Exercise by Secured Party. At any time after the occurrence of a Relevant Event or Specified Condition and without any further consent or authority on the part of the Chargor the Secured Party may exercise at its discretion (in the name of the Chargor or otherwise) in respect of any of the Posted Collateral any voting rights and any powers or rights which may be exercised by the person or persons in whose name or names the Posted Collateral is registered or who is the holder or bearer of them including (but without limitation) all the powers given to trustees by sections 10(3) and (4) of the Trustee Act 1925 (as amended by section 9 of the Trustee Investments Act 1961) in respect of securities or property subject to a trust. If the Secured Party exercises any such rights or powers, it will give notice of the same to the Chargor as soon as practicable.

(f)	Calls and Other Obligations

(i)           Payment of Calls. The Chargor will pay all calls or other payments which may become due in respect of any of the Posted Collateral and if it fails to do so the Secured Party may elect to make such payments on behalf of the Chargor. Any sums so paid by the Secured Party shall be repayable by the Chargor to the Secured Party on demand together with interest at the Default Rate from the date of such payment by the Secured Party and pending such repayment shall form part of the Obligations.

(ii)           Requests for Information. The Chargor shall promptly copy to the Secured Party and comply with all requests for information which is within its knowledge and which are made under section 212 of the Companies Act 1985 or any similar provision contained in any articles of association or other constitutional document relating to any of the Posted Collateral and if it fails to do so the Secured Party may elect to provide such information as it may have on behalf of the Chargor.

(iii)           Continuing Liability of Chargor. The Chargor shall remain liable to observe and perform all of the other conditions and obligations assumed by it in respect of any of the Posted Collateral.

(iv)           No Liability of Secured Party. The Secured Party shall not be required to perform or fulfil any obligation of the Chargor in respect of the Posted Collateral or to make any payment, or to make any enquiry as to the nature or sufficiency of any payment received by it or the Chargor, or to present or file any claim or take any other action to collect or enforce the payment of any amount to which it may have been or to which it may be entitled under this Deed at any time.

(g)	Distributions and Interest Amount.

(i)           Distributions. The Secured Party will transfer to the Chargor not later than the Settlement Day following each Distributions Date any Distributions it receives to the extent that a Delivery Amount would not be created or increased by the transfer, as calculated by the Valuation Agent (and the date of calculation will be deemed a Valuation Date for this purpose).

EXECUTION VERSION

(ii)           Interest Amount. Unless otherwise specified in Paragraph 13(i)(iii), with respect to Posted Collateral in the form of cash, the Secured Party will transfer to the Chargor at the times specified in Paragraph 13(i)(ii) the Interest Amount to the extent that a Delivery Amount would not be created or increased by that transfer, as calculated by the Valuation Agent (and the date of calculation will be deemed to be a Valuation Date for this purpose).

Any Distributions or Interest Amount (or portion of either) not transferred pursuant to this Paragraph will constitute Posted Collateral and will be subject to the security interest granted under Paragraph 2(b) or otherwise will be subject to the set-off provided in Paragraph 8(a)(ii).

Paragraph 7. Default

For purposes of this Deed, a “Relevant Event” will have occurred with respect to a party if:

(i)           an Event of Default has occurred in respect of that party under the Agreement; or

(ii)           that party fails (or fails to cause its Custodian) to make, when due, any transfer of Eligible Collateral, Posted Collateral, Distributions or Interest Amount, as applicable, required to be made by it and that failure continues for two Local Business Days after notice of that failure is given to that party; or

(iii)           that party fails to perform any Obligation other than those specified in Paragraph 7(ii) and that failure continues for 30 days after notice of that failure is given to that party.

Paragraph 8. Rights of Enforcement

(a)           Secured Party ’s Rights. If at any time (1) a Relevant Event or Specified Condition with respect to the Chargor has occurred and is continuing or (2) an Early Termination Date has occurred or been designated under the Agreement as the result of an Event of Default or Specified Condition with respect to the Chargor, then, unless the Chargor has paid in full all of its Obligations that are then due:

(i)           the Secured Party shall, without prior notice to the Chargor, be entitled to put into force and to exercise immediately or as and when it may see fit any and every power possessed by the Secured Party by virtue of this Deed or available to a secured creditor (so that section 93 and section 103 of the Law of Property Act 1925 shall not apply to this Deed) and in particular (but without limitation) the Secured Party shall have power in respect of Posted Collateral other than in the form of cash:

(A)            to sell all or any of the Posted Collateral in any manner permitted by law upon such terms as the Secured Party shall in its absolute discretion determine; and

(B)            to collect, recover or compromise and to give a good discharge for any moneys payable to the Chargor in respect of any of the Posted Collateral;

(ii)           the Secured Party may in respect of Posted Collateral in the form of cash immediately or at any subsequent time, without prior notice to the Chargor:

(A)            apply or appropriate the Posted Collateral in or towards the payment or discharge of any amounts payable by the Chargor with respect to any Obligation in such order as the Secured Party sees fit; or

EXECUTION VERSION

(B)            set off all or any part of any amounts payable by the Chargor with respect to any Obligation against any obligation of the Secured Party to repay any amount to the Chargor in respect of the Posted Collateral; or

(C)            debit any account of the Chargor (whether sole or joint) with the Secured Party at any of its offices anywhere (including an account opened specially for that purpose) with all or any part of any amounts payable by the Chargor with respect to any Obligation from time to time; or

(D)            combine or consolidate any account in the name of the Chargor (whether sole or joint) in any currency at any of the Secured Party’s offices anywhere with the account relating to the Posted Collateral;

and for the purposes of this Paragraph 8(a)(ii) the Secured Party shall be entitled:

(X)            to make any currency conversions or effect any transaction in currencies which it thinks fit, and to do so at such times and rates as it thinks proper;

(Y)            to effect any transfers between, or entries on, any of the Chargor ’s accounts with the Secured Party as it thinks proper; and

(iii)	the Secured Party may exercise any other rights and remedies available to the Secured Party under the terms of Other Posted Support, if any.

(b)           Power of Attorney. The Chargor, by way of security and solely for the purpose of more fully securing the performance of the Obligations, irrevocably appoints the Secured Party the attorney of the Chargor on its behalf and in the name of the Chargor or the Secured Party (as the attorney may decide) to do all acts, and execute all documents which the Chargor could itself execute, in relation to any of the Posted Collateral or in connection with any of the matters provided for in this Deed, including (but without limitation):

(i)           to execute any transfer, bill of sale or other assurance in respect of the Posted Collateral;

(ii)           to exercise all the rights and powers of the Chargor in respect of the Posted Collateral;

(iii)           to ask, require, demand, receive, compound and give a good discharge for any and all moneys and claims for moneys due and to become due under or arising out of any of the Posted Collateral;

(iv)           to endorse any cheques or other instruments or orders in connection with any of the Posted Collateral; and

(v)           to make any claims or to take any action or to institute any proceedings which the Secured Party considers to be necessary or advisable to protect or enforce the security interest created by this Deed.

(c)	Protection of Purchaser

(i)           No purchaser or other person dealing with the Secured Party or with its attorney or agent shall be concerned to enquire (1) whether any power exercised or purported to be exercised by the Secured Party has become exercisable, (2) whether any Obligation remains due, (3) as to the propriety or regularity of any of the actions of the Secured Party or (4) as to the application of any money paid to the Secured Party.

(ii)           In the absence of bad faith on the part of such purchaser or other person, such dealings shall be deemed, so far as regards the safety and protection of such purchaser or other person, to be within the

EXECUTION VERSION

powers conferred by this Deed and to be valid accordingly. The remedy of the Chargor in respect of any impropriety or irregularity whatever in the exercise of such powers shall be in damages only.

(d)           Deficiencies and Excess Proceeds. The Secured Party will transfer to the Chargor any proceeds and Posted Credit Support remaining after liquidation, set-off and/or application under Paragraph 8(a) and after satisfaction in full of all amounts payable by the Chargor with respect to any Obligations; the Chargor in all events will remain liable for any amounts remaining unpaid after any liquidation, set-off and/or application under Paragraph 8(a).

(e)           Final Returns. When no amounts are or may become payable by the Chargor with respect to any Obligations (except for any potential liability under Section 2(d) of the Agreement), the Secured Party will transfer to the Chargor all Posted Credit Support and the Interest Amount, if any.

Paragraph 9. Representations

Each party represents to the other party (which representations will be deemed to be repeated as of each date on which it, as the Chargor, transfers Eligible Collateral) that:

(i)           it has the power to grant a security interest in any Eligible Collateral it transfers as the Chargor to the Secured Party under this Deed and has taken all necessary actions to authorise the granting of that security interest;

(ii)           it is the beneficial owner of all Eligible Collateral it transfers as the Chargor to the Secured Party under this Deed, free and clear of any security interest, lien, encumbrance or other interest or restriction other than the security interest granted under Paragraph 2 and other than a lien routinely imposed on all securities in a clearing system in which any such Eligible Collateral may be held;

(iii)           upon the transfer of any Eligible Collateral by it as the Chargor to the Secured Party under the terms of this Deed, the Secured Party will have a valid security interest in such Eligible Collateral; and

(iv)           the performance by it as the Chargor of its obligations under this Deed will not result in the creation of any security interest, lien or other interest or encumbrance in or on any Posted Collateral other than the security interest created under this Deed (other than any lien routinely imposed on all securities in a clearing system in which any such Posted Collateral may be held).

Paragraph 10. Expenses

(a)           General. Except as otherwise provided in Paragraphs 10(b) and 10(c), each party will pay its own costs and expenses (including any stamp, transfer or similar transaction tax or duty payable on any transfer it is required to make under this Deed) in connection with performing its obligations under this Deed and neither party will be liable for any such costs and expenses incurred by the other party.

(b)           Posted Credit Support. The Chargor will promptly pay when due all taxes, assessments or charges of any nature that are imposed with respect to Posted Credit Support held by the Secured Party upon becoming aware of the same.

(c)           Liquidation/Application of Posted Credit Support. All reasonable costs and expenses incurred by the Secured Party in connection with the liquidation and/or application of any Posted Credit Support under Paragraph 8 will be payable, on demand, by the Defaulting Party or, if there is no Defaulting Party, equally by the parties.

EXECUTION VERSION

Paragraph 11. Other Provisions

(a)           Default Interest. A Secured Party that fails to make, when due, any transfer of Posted Collateral or the Interest Amount, will be obliged to pay the Chargor (to the extent permitted under applicable law) an amount equal to interest at the Default Rate multiplied by the Value on the relevant Valuation Date of the items of property that were required to be transferred, from (and including) the date that Posted Collateral or Interest Amount was required to be transferred to (but excluding) the date of transfer of that Posted Collateral or Interest Amount. This interest will be calculated on the basis of daily compounding and the actual number of days elapsed.

(b)           Further Assurances. Promptly following a demand made by a party, the other party will execute, deliver, file and record any financing statement, specific assignment or other document and take any other action that may be necessary or desirable and reasonably requested by that party to create, preserve, perfect or validate any security interest granted under Paragraph 2, to enable that party to exercise or enforce its rights under this Deed with respect to Posted Credit Support or an Interest Amount or to effect or document a release of a security interest on Posted Collateral or an Interest Amount.

(c)           Further Protection. The Chargor will promptly give notice to the Secured Party of, and defend against, any suit, action, proceeding or lien that involves Posted Credit Support transferred by the Chargor or that could adversely affect the security interest granted by it under Paragraph 2.

(d)           Good Faith and Commercially Reasonable Manner. Performance of all obligations under this Deed, including, but not limited to, all calculations, valuations and determinations made by either party, will be made in good faith and in a commercially reasonable manner.

(e)           Demands and Notices. All demands and notices made by a party under this Deed will be made as specified in Section 12 of the Agreement, except as otherwise provided in Paragraph 13.

(f)           Specifications of Certain Matters. Anything referred to in this Deed as being specified in Paragraph 13 also may be specified in one or more Confirmations or other documents and this Deed will be construed accordingly.

(g)           Governing Law and Jurisdiction. This Deed will be governed by and construed in accordance with English law. With respect to any suit, action or proceedings relating to this Deed, each party irrevocably submits to the jurisdiction of the English courts.

Paragraph 12. Definitions

As used in this Deed:

“Assigned Rights” means all rights relating to the Posted Collateral which the Chargor may have now or in the future against the Secured Party or any third party, including, without limitation, any right to delivery of a security of the appropriate description which arises in connection with (a) any Posted Collateral being transferred to a clearance system or financial intermediary or (b) any interest in or to any Posted Collateral being acquired while that Posted Collateral is in a clearance system or held through a financial intermediary.

“Base Currency” means the currency specified as such in Paragraph 13(a)(i).

“Base Currency Equivalent” means, with respect to an amount on a Valuation Date, in the case of an amount denominated in the Base Currency, such Base Currency amount and, in the case of an amount in a currency other than the Base Currency (the “Other Currency”), the amount in the Base Currency required to purchase such

EXECUTION VERSION

amount of the Other Currency at the spot exchange rate determined by the Valuation Agent for value on such Valuation Date.

“Chargor” means either party, when (i) that party receives a demand for or is required to transfer Eligible Credit Support under Paragraph 3(a) or (ii) in relation to that party the other party holds any Posted Credit Support.

“Credit Support Amount” means, with respect to a Secured Party on a Valuation Date, (i) the Secured Party’s Exposure plus (ii) all Independent Amounts applicable to the Chargor, if any, minus (iii) all Independent Amounts applicable to the Secured Party, if any, minus (iv) the Chargor’s Threshold; provided, however, that the Credit Support Amount will be deemed to be zero whenever the calculation of Credit Support Amount yields a number less than zero.

“Custodian” has the meaning specified in Paragraphs 6(b)(i) and 13.

“Delivery Amount” has the meaning specified in Paragraph 3(a).

“Disputing Party” has the meaning specified in Paragraph 5.

“Distributions” means, with respect to Posted Collateral other than cash, all principal, interest and other payments and distributions of cash or other property with respect to that Posted Collateral. Distributions will not include any item of property acquired by the Secured Party upon any disposition or liquidation of Posted Collateral.

“Distributions Date” means, with respect to any Eligible Collateral comprised in the Posted Collateral other than cash, each date on which a holder of the Eligible Collateral is entitled to receive Distributions or, if that date is not a Local Business Day, the next following Local Business Day.

“Eligible Collateral” means, with respect to a party, the items, if any, specified as such for that party in Paragraph 13(c)(ii).

“Eligible Credit Support” means Eligible Collateral and Other Eligible Support, including in relation to any securities, if applicable, the proceeds of any redemption in whole or in part of such securities by the relevant issuer.

“Eligible Currency” means each currency specified as such in Paragraph 13(a)(ii), if such currency is freely available.

“Exposure” means with respect to a party on a Valuation Date and subject to Paragraph 5 in the case of a dispute, the amount, if any, that would be payable to that party by the other party (expressed as a positive number) or by that party to the other party (expressed as a negative number) pursuant to Section 6(e)(ii)(1) of the Agreement if all Transactions were being terminated as of the relevant Valuation Time, on the basis that (i) that party is not the Affected Party and (ii) the Base Currency is the Termination Currency; provided that Market Quotation will be determined by the Valuation Agent on behalf of that party using its estimates at mid-market of the amounts that would be paid for Replacement Transactions (as that term is defined in the definition of “Market Quotation”).

“Independent Amount” means, with respect to a party, the Base Currency Equivalent of the amount specified as such for that party in Paragraph 13(c)(iv)(A); if no amount is specified, zero.

“Interest Amount” means, with respect to an Interest Period, the aggregate sum of the Base Currency Equivalent of the amounts of interest determined for each relevant currency and calculated for each day in that Interest

EXECUTION VERSION

Period on the principal amount of Posted Collateral in the form of cash in such currency held by the Secured Party on that day, determined by the Valuation Agent for each such day as follows:

(x)           the amount of that cash in such currency on that day; multiplied by

(y)           the relevant Interest Rate in effect for that day; divided by

(z)           360 (or, if such currency is pounds sterling, 365).

“Interest Period” means the period from (and including) the last Local Business Day on which an Interest Amount was transferred (or, if no Interest Amount has yet been transferred, the Local Business Day on which Posted Collateral in the form of cash was transferred to or received by the Secured Party) to (but excluding) the Local Business Day on which the current Interest Amount is transferred.

“Interest Rate” means, with respect to an Eligible Currency the rate specified in Paragraph 13(i)(i) for that currency.

“Local Business Day”, unless otherwise specified in Paragraph 13(1), means:

(i)           in relation to a transfer of cash or other property (other than securities) under this Deed, a day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in the place where the relevant account is located and, if different, in the principal financial centre, if any, of the currency of such payment;

(ii)           in relation to a transfer of securities under this Deed, a day on which the clearance system agreed between the parties for delivery of the securities is open for the acceptance and execution of settlement instructions or, if delivery of the securities is contemplated by other means, a day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in the place(s) agreed between the parties for this purpose;

(iii)           in relation to a valuation under this Deed, a day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in the place of location of the Valuation Agent and in the place(s) agreed between the parties for this purpose; and (iv) in relation to any notice or other communication under this Deed, in the place specified in the address for notice most recently provided by the recipient.

“Minimum Transfer Amount” means, with respect to a party, the amount specified as such for that party in Paragraph 13(c)(iv)(C); if no amount is specified, zero.

“Notification Time” has the meaning specified in Paragraph 13(d)(iv).

“Obligations” means, with respect to a party, all present and future obligations of that party under the Agreement and this Deed and any additional obligations specified for that party in Paragraph 13(b).

“Other Eligible Support” means, with respect to a party, the items, if any, specified as such for that party in Paragraph 13.

“Other Posted Support” means all Other Eligible Support transferred to the Secured Party that remains in effect for the benefit of that Secured Party.

“Posted Collateral” means all Eligible Collateral, other property, Distributions and all proceeds of any such Eligible Collateral, other property or Distributions that have been transferred to or received by the Secured Party

EXECUTION VERSION

under this Deed and not transferred to the Chargor pursuant to Paragraph 3(b), 4(d)(ii) or 6(g)(i) or realised by the Secured Party under Paragraph 8. Any Distributions or Interest Amount (or portion of either) not transferred pursuant to Paragraph 6(g) will constitute Posted Collateral.

“Posted Credit Support” means Posted Collateral and Other Posted Support.

“Recalculation Date” means the Valuation Date that gives rise to the dispute under Paragraph 5; provided, however, that if a subsequent Valuation Date occurs under Paragraph 3 prior to the resolution of the dispute, then the “Recalculation Date” means the most recent Valuation Date under Paragraph 3.

“Relevant Event” has the meaning specified in Paragraph 7.

“Resolution Time” has the meaning specified in Paragraph 13(g)(i).

“Return Amount” has the meaning specified in Paragraph 3(b).

“Secured Party” means either party, when that party (i) makes a demand for or is entitled to receive Eligible Credit Support under Paragraph 3(a) or (ii) holds or is deemed to hold Posted Credit Support.

“Settlement Day” means, in relation to a date, (i) with respect to a transfer of cash or other property (other than securities), the next Local Business Day and (ii) with respect to a transfer of securities, the first Local Business Day after such date on which settlement of a trade in the relevant securities, if effected on such date, would have been settled in accordance with customary practice when settling through the clearance system agreed between the parties for delivery of such securities or, otherwise, on the market in which such securities are principally traded (or, in either case, if there is no such customary practice, on the first Local Business Day after such date on which it is reasonably practicable to deliver such securities).

“Specified Condition” means, with respect to a party, any event specified as such for that party in Paragraph 13(e).

“Substitute Credit Support” has the meaning specified in Paragraph 4(d)(i).

“Substitution Date” has the meaning specified in Paragraph 4(d)(ii).

“Substitution Notice” has the meaning specified in Paragraph 4(d)(i).

“Threshold” means, with respect to a party, the Base Currency Equivalent of the amount specified as such for that party in Paragraph 13(c)(iv)(B); if no amount is specified, zero.

“Valuation Agent” has the meaning specified in Paragraph 13(d)(i).

“Valuation Date” means each date specified in or otherwise determined pursuant to Paragraph 13(d)(ii).

“Valuation Percentage” means, for any item of Eligible Collateral, the percentage specified in Paragraph 13(c)(ii).

“Valuation Time” has the meaning specified in Paragraph 13(d)(iii).

“Value” means for any Valuation Date or other date for which Value is calculated, and subject to Paragraph 5 in the case of a dispute, with respect to:

(i)	Eligible Collateral or Posted Collateral that is:

EXECUTION VERSION

(A)            an amount of cash, the Base Currency Equivalent of such amount multiplied by the applicable Valuation Percentage, if any; and

(B)            a security, the Base Currency Equivalent of the bid price obtained by the Valuation Agent multiplied by the applicable Valuation Percentage, if any;

(ii)           Posted Collateral that consists of items that are not specified as Eligible Collateral, zero; and

(iii)           Other Eligible Support and Other Posted Support, as specified in Paragraph 13(j).

EXECUTION VERSION

Paragraph 13. Elections and Variables

(a)	Base Currency and Eligible Currency.

(i)	“Base Currency” means United States Dollars.

(ii)	“Eligible Currency" means the Base Currency.

(b)	Security Interest for “Obligations”. The term “Obligations” as used in this Deed includes the following additional obligations:

With respect to Party A: not applicable.

With respect to Party B: not applicable.

(c)	Credit Support Obligations.

(i)	Delivery Amount, Return Amount and Credit Support Amount.

(A)	“Delivery Amount” has the meaning specified in Paragraph 3(a).

(B)	“Return Amount” has the meaning specified in Paragraph 3(b).

(C)	“Credit Support Amount” will not have the meaning specified in Paragraph 12.

"Credit Support Amount" means, for so long as Party B has outstanding obligations (whether actual or contingent) under Section 2(a)(i) or Section 6 of the Agreement, an amount in the Base Currency equal to the Value of the Number of Shares and thereafter, Zero.

(ii)	Eligible Collateral. The following items will qualify as “Eligible Collateral” for the party specified:

	Party A	Party B	Valuation Percentage

(A) the Shares (as defined below)	not applicable	[X]	100%

(B)     Following the occurrence of a Potential Adjustment Event or Extraordinary Event in respect of the Shares, other securities or assets (other than Spin-off Shares, and whether of the Issuer of the Shares or a third party) deriving from the Shares
	not applicable	[X]	Such percentage as will, from time to time, be specified by the Valuation Agent as applying to such Eligible Credit Support

EXECUTION VERSION

	Party A	Party B	Valuation Percentage

(C) Following the occurrence of a Spin-off, Spin-off Shares	not applicable	[X]	Such percentage as will, from time to time, be specified by the Valuation Agent as applying to such Eligible Credit Support

(iii)	Other Eligible Support. The following items will qualify as “Other Eligible Support” for the party specified: Not applicable.

(iv)	Thresholds.

(A)	“Independent Amount” means with respect to Party A: not applicable

“Independent Amount” means with respect to Party B: Zero

(B)	“Threshold” means with respect to Party A: not applicable

“Threshold” means with respect to Party B: Zero

(C)	“Minimum Transfer Amount” means with respect to Party A: Zero

“Minimum Transfer Amount” means with respect to Party B: Zero

(D)            Rounding. The Delivery Amount and the Return Amount will not be rounded.

(d)	Valuation and Timing.

(i)           “Valuation Agent” means Party A.

(ii)	“Valuation Date” means: Daily.

“Valuation Time” means the close of business on the Local Business Day immediately preceding the Valuation Date or date of calculation, as applicable; provided that the calculations of Value and Exposure will, as far as practicable, be made as of approximately the same time on the same date.

(iii)	“Notification Time” means 1:00 p.m., London time, on a Local Business Day.

(e)
Conditions Precedent and Secured Party’s Rights and Remedies. The following Termination Event(s) will be a “Specified Condition” for the party specified (that party being the Affected Party if the Termination Event occurs with respect to that party):

	Party A	Party B

Illegality	not applicable	not applicable

EXECUTION VERSION

	Party A	Party B

Tax Event	not applicable	not applicable

Tax Event Upon Merger	not applicable	not applicable

Credit Event Upon Merger	not applicable	not applicable

Additional Termination Event(s):	not applicable	not applicable

(f)	Substitution.

“Substitution Date” has the meaning specified in Paragraph 4(d)(ii).

(g)	Dispute Resolution.

(i)           “Resolution Time” means 1:00 p.m., London time, on the Local Business Day following the date on which the notice is given that gives rise to a dispute under Paragraph 5.

(ii)           Value. For the purpose of Paragraphs 5(a)(4)(i)(C) and 5(a)(4)(ii), the Value of the outstanding Posted Credit Support or of any transfer of Eligible Credit Support or Posted Credit Support, as the case may be, will be calculated as follows:

(A)
with respect to securities (“Securities”)  the sum of (a)(x) the last bid price on such date for such Securities on the principal national securities exchange on which such Securities are listed, multiplied by the applicable Valuation Percentage; or (y) where any Securities are not listed on a national securities exchange, the bid price for such Securities quoted as at the close of business on such date by any principal market maker for such Securities chosen by the Valuation Agent, multiplied by the applicable Valuation Percentage; or (z) if no such bid price is listed or quoted for such date, the last bid price listed or quoted (as the case may be), as of the day next preceding such date on which such prices were available, multiplied by the applicable Valuation Percentage; plus (b) the accrued interest on such Securities (except to the extent that such interest has been paid to the Transferor pursuant to Paragraph 6(g)(ii) or included in the applicable price referred to in subparagraph (a) above) as of such date;

(B)	with respect to any cash, the amount thereof; and

(C)
with respect to any Posted Credit Support or of any transfer of Eligible Credit Support or Posted Credit Support other than Securities and cash, the fair market value thereof on such date, as determined in any reasonable manner chosen by the Valuation Agent, multiplied by the applicable Valuation Percentage.

(iii)           Alternative. The provisions of Paragraph 5 will apply.

(h)	Eligibility to Hold Posted Collateral and Use of Posted Collateral; Custodians.

EXECUTION VERSION

(i)
Party B may deliver Posted Collateral to Deutsche Bank International Limited (or such other entity as Party A may agree in writing) ("Party B's Custodian"), subject to Paragraph 13(l)(v).  By doing so it shall discharge its obligation to transfer Posted Collateral to the Secured Party.  Party B shall be liable for the acts or omissions of Party B's Custodian.

(ii)             Use of Posted Collateral.

The provisions of Paragraphs 6(c) and 6(d) will be deleted and replaced with the following new Paragraphs 6(c) and 6(d):

             "(c) Without limiting the rights of the parties pursuant to Paragraphs 3, 5, 6(g) and 8, at any time the Secured Party may notify Party B’s Custodian  (in writing) that it requires either (i) a certain number of Shares in order to hedge its economic exposure under the Transaction evidenced by the Confirmation (the "Hedge") or (ii) during the period commencing 20 Scheduled Trading Days (as defined in the Confirmation) prior to the Scheduled Valuation Date (as defined in the Confirmation), the Number of Shares (such Number of Shares, the "Block Borrow" and such period, the "Block Borrow Period").  Upon delivery of such notice, the Secured Party will have a right to use (a "Right of Use") any Posted Collateral which constitutes "financial collateral" (as defined in the Regulations) up to the level (x) required by it to acquire, establish, re-establish or maintain the Hedge or (y) of the Block Borrow. Party B’s Custodian will pursuant to the terms of the Jersey Security Interest Agreement notify the Chargor in writing of the notice from the Secured Party relating to the Right of Use election made by the Secured Party.  A Right of Use includes without limitation, the right of the Secured Party to:

(1)
sell, pledge, rehypothecate, assign, invest, use, commingle or otherwise dispose of, or otherwise use in its business any Posted Collateral held by Party B’s Custodian, free from any claim or right of any nature whatsoever of the Chargor, including any equity or right of redemption of the Chargor and as if the Secured Party were the owner thereof; and

(2)	register any Posted Collateral in the name of the Secured Party, its Custodian or a nominee for either,

provided, however, that the Chargor may, at any time (other than after the commencement of the Block Borrow Period) following the exercise by the Secured Party of its Right of Use with respect to any Posted Collateral pursuant to sub-paragraphs (1) and (2) above, on not less than 20 Exchange Business Days’ prior written notice, request that the Secured Party returns Equivalent Collateral to Party B’s Custodian and instructs Party B’s Custodian to register such Equivalent Collateral in Party B’s name, the name of Party B’s Custodian or a nominee for either in consideration of a borrowing fee equal to the actual stock borrow costs incurred by the Secured Party in borrowing such Equivalent Collateral (the Borrowing Fee).  Following

EXECUTION VERSION

the date of receipt of such request from Party B (provided that the Block Borrow Period has not commenced), the Secured Party shall inform Party B of the Borrowing Fee and if Party B notifies the Secured Party in writing that it wishes to continue with the request (the date of delivery of such notice, the “Request Date”), the Secured Party shall use all commercially reasonable endeavours to return such Equivalent Collateral to Party B’s Custodian within 10 Exchange Business Days of the Request Date and shall in any event (other than as further provided below) return such Equivalent Collateral to Party B’s Custodian within 20 Exchange Business Days of the Request Date; provided, however, that, notwithstanding the foregoing, Party B agrees and acknowledges that the Secured Party shall not be required to return any Equivalent Collateral during the Block Borrow Period.   For the avoidance of doubt, upon return, Paragraph 2(c) shall not apply to such return and such Equivalent Collateral shall cease to comprise Equivalent Collateral and shall instead immediately constitute Posted Collateral for the purposes of this Deed.

For purposes of the obligation to Transfer Eligible Credit Support or Posted Credit Support pursuant to Paragraphs 3, 5 and 6 and any rights or remedies authorised under this Agreement, all Posted Collateral will be deemed to be held in accordance with Paragraph 4(b) (as amended below), regardless of whether the Secured Party has exercised its Right of Use with respect to any Posted Collateral pursuant to sub-paragraphs (1) or (2) above.

Upon exercise of the Right of Use by the Secured Party in relation to any Posted Collateral:

(1)
any right, title or interest (including any equity of redemption) of the Chargor to or in the Posted Collateral subject to the Right of Use is extinguished and replaced by a contractual obligation of the Secured Party to transfer Equivalent Collateral to the Chargor in the circumstances described by Paragraph 6(c) (as amended by Paragraph 13(h)(ii)) or 8(e) of this Deed, subject to the other provisions of this Deed (and, in particular, Paragraphs 7 and 8);

(2)
any reference to “Posted Collateral” or “Posted Credit Support” in Paragraph 8(e), 10 or 11(a) or in any other provision of this Deed in as far as it relates to Posted Collateral subject to the Right of Use will, from the time of such exercise up to the date of return of Equivalent Collateral in respect thereof by the Secured Party as provided for in this Deed, be construed as referring to Equivalent Collateral, unless otherwise provided or context otherwise requires;

(3)	Paragraph 6, other than this Paragraph 6(c) and Paragraph 6(d) below, shall not apply to any Credit Support Balance; and

EXECUTION VERSION

(4)	the terms set out in Annex A shall apply in respect of the Credit Support Balance.

(d)
The parties hereby acknowledge that this Deed is intended to constitute a “security financial collateral arrangement”, and that the Posted Collateral is intended to constitute “financial collateral”, in each case for the purposes of the Regulations. For the avoidance of doubt, the Regulations (and in particular Regulation 16 thereof) shall apply to any right of use exercised by the Secured Party under Paragraph 6(c).

For the purposes of Paragraph 8, in relation to any Credit Support Balance, the Secured Party may elect to set off under Paragraph 8(a)(ii)(B) any amounts payable by the Chargor with respect to any Obligation against the Close-out Value of the Credit Support Balance and any obligation of the Secured Party to return Equivalent Collateral comprising the Credit Support Balance at such time shall thereby be  deemed to have been discharged in full."

(iii)            “Posted Collateral” and the Jersey Security Interest Agreement

(a)
The definition of Posted Collateral in Paragraph 12 will be amended by the addition of the words "or transferred to or received by the Custodian of Party B, whether as Equivalent Collateral in accordance with Paragraph 13 (h)(ii) or otherwise returned by Party A to the Custodian of Party B following exercise by Party A of its Right of Use" immediately following the words "or received by the Secured Party under the Deed".

(b)
For the avoidance of doubt, Paragraph 2(c) shall not apply to transfers of Posted Collateral to the Custodian of Party B (or the nominee of Party B or the Custodian) except in relation to Posted Collateral transferred by Party B pursuant to Paragraph 3(b), 6(g)(i), 8(d) or 8(e) of this Deed.

(c)	In addition, to sub-paragraph (iii)(a) above, “Posted Collateral” will, for the purpose hereof, include Collateral (as this term is defined in the Jersey Security Interest Agreement).

(i)	Distributions and Interest Amount.

(i)           Interest Rate. The “Interest Rate” in relation to each Eligible Currency specified below will be: not applicable.

(ii)           Transfer of Interest Amount. The transfer of the Interest Amount will be made on the last Local Business Day of each calendar month and on any Local Business Day that a Return Amount consisting wholly or partly of cash is transferred to the Chargor pursuant to Paragraph 3(b), unless otherwise specified here: not applicable.

(iii)           Alternative to Interest Amount. The provisions of Paragraph 6(g)(ii) will apply, unless otherwise specified here: not applicable.

(j)	Other Eligible Support and Other Posted Support.

EXECUTION VERSION

(i)	“Value” with respect to Other Eligible Support and Other Posted Support means: not applicable.

(ii)	Transfer of Other Eligible Support and Other Posted Support. All transfers under this Deed of Other Eligible Support and Other Posted Support shall be made as follows: not applicable.

(k)	Addresses for Transfers.

Party A:
Address:	Deutsche Bank AG London, Floor 1, 150 Leadenhall Street, London EC3V 4QT
Telephone:	+44 2075458000
Facsimile:	+44 2075456200
E-mail:	gmmldn.otccoll@db.com
Attention:	Global Margin Management

Party B:	To be advised
Address:	Craigmuir Chambers P.O. Box 71 Road Town Tortola British Virgin Islands
Telephone:	To be advised
Facsimile:	+1 284 494 2233
E-mail:	To be advised
Attention:	To be advised

Copy:	RBC Secretaries (CI) Limited La Motte Chambers La Motte Street St Helier JE1 1BJ Jersey
Telephone:	To be advised
Facsimile:	01534 602 035
E-mail:	To be advised
Attention:	Paul Fauvel

(l)	Other Provisions.

(i)  Definitions

“Close out Value” means, in respect of any Credit Support Balance for purposes of Paragraph 8, the Base Currency Equivalent of the bid price for the Equivalent Collateral comprised in that Credit Support Balance at or about the time the Secured Party is exercising its right of set off under Paragraph 8(a)(ii)(B), as determined by the Secured Party.

"Confirmation" means the confirmation dated 10 December, 2009 as amended and restated from time to time with a Trade Date of 10 December, 2009 relating to a Prepaid Variable Forward Transaction between Party A and Party B (provided that such confirmation relates to shares of the same type as and fungible with the Shares (as defined below)).

EXECUTION VERSION

“Credit Support Balance” means any Posted Collateral in respect of which the Secured Party has exercised its Right of Use and has not yet returned Equivalent Collateral to the Chargor pursuant to Paragraph 6(c) (as amended by Paragraph 13(h)(ii)) or 8(e), as the case may be.

“Custody Account” has the meaning given to such term in the Jersey Security Interest Agreement.

“Equivalent Collateral” means, in relation to any Posted Collateral, financial instruments of the same type, nominal value, description and amount as that Posted Collateral.

"Extraordinary Event" means each event identified as such in a Confirmation.

"Exchange Business Day" has the meaning given to such term in the Confirmation.

"Jersey Security Interest Agreement" means the Jersey law security interest agreement entered into between the Chargor and the Secured Party dated on or about the date hereof.

“Local Business Day” means any day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in London and New York.

" Number of Shares"has the meaning given to such term in the Confirmation. .

"Potential Adjustment Event" means each event identified as such in a Confirmation.

"Regulations" means the Financial Collateral Arrangements (No. 2) Regulations 2003.

"Secured Party" means Party A and "Chargor" means Party B.

"Shares" means Common stock of Virgin Media Inc. (Exchange Symbol: “VMED”).

“Treasury Securities” means negotiable, registered debt obligations issued by the U.S. Treasury Department but excluding principal-only and interest-only Treasury strips.

(ii)
Rights Accompanying Posted Collateral. The provisions of Paragraph 6(e)(i) shall not apply with respect to any Posted Collateral in respect of which the Secured Party has exercised its Right of Use pursuant to Paragraphs 6 (c) and (d) (as amended above).

(iii)
One-way Security.  For the avoidance of doubt, only Party A will benefit from the Security and have the right to demand a Delivery Amount under Paragraph 3.  Party A does not undertake any of the covenants or grant any of the rights with respect to itself or its property that it would otherwise undertake or grant as Chargor under this Deed.

(v)
Transfer Restrictions.  The Security is subject to requirements arising under Section 5 of the U.S. Securities Act of 1933, as amended (the “Securities Act”) to the extent the Shares are a "restricted security" and Party B is an "affiliate" of the issuer of the Shares (each as defined in Rule 144 under the Securities Act) or to the extent a sale of the Shares is subject to paragraph (c) of Rule 145 under the Securities Act.

(vi)
Costs of Transfer on Exchange.  Notwithstanding Paragraph 10, the Chargor will be responsible for, and will reimburse the Secured Party for, all transfer and other taxes and other costs involved in the transfer of Eligible Credit Support either from the Chargor to the Secured Party or from the Secured Party to the Chargor pursuant to Paragraph 4(b).

EXECUTION VERSION

(vii)	Transfer of non-cash Posted Collateral. Paragraph 4(b)(iii) shall apply to the transfer of the Shares with the following amendments.

(A)
Party B shall transfer Posted Collateral other than cash as Eligible Credit Support under this Deed to the Custody Account.  When required to do so by this Deed, Party A shall agree to the release the applicable quantity of any such Posted Collateral held as Posted Credit Support under this Deed to Party B's securities account held at Party B's Custodian and promptly give notice to Party B's Custodian that the security interest in respect of that relevant quantity has been released. All such transfers shall be made with a reference to "[Collateral under ISDA Credit Support Deed between Deutsche Bank AG, London Branch and Virgin Entertainment Investment Holding Ltd]".

(B)
Any notice from Party A of the occurrence of a Relevant Event (including without limitation an Event of Default) or Specified Condition with respect to Party B (the Notice) will be conclusive evidence for the Custodian of the matters to which it relates. The parties expressly authorise Party B's Custodian to rely on the Notice.

(C)
Until Party B’s Custodian receives a Notice Party B’s Custodian will segregate the Posted Collateral transferred as Eligible Credit Support in a blocked securities sub-account of Party B’s custodian, indicating that such Shares are held by Party B and are subject to a security interest in favour of Party A.

(D)
Following the receipt by Party B's Custodian of a Notice, it will promptly release the Posted Collateral from the Custody Account and Party A will be able to sell, transfer or otherwise dispose of such Posted Collateral in any manner permitted by this Deed or the Jersey Security Interest Agreement.  Party A agrees that it will not deliver a Notice to the Custodian or otherwise withdraw the Posted Collateral from the Custody Account unless a Relevant Event has occurred and is continuing, or, in the case of a withdrawal, such withdrawal is pursuant to Paragraph 6(c) or is to deliver the Posted Collateral to, or as directed by, Party B.

(E)
Party B shall give notice to Party B's Custodian of this Deed and the agreements contained herein in the form annexed to the Jersey Security Interest Agreement as a condition to Party A incurring any obligations or liabilities under this Deed or the Agreement.  The parties hereto shall give appropriate instructions to Party B's Custodian and shall take any other action reasonably required in order to effect the procedures described in this Paragraph 13(l)(vii).

(viii)
Chargor's Undertaking.  Subject to the provisions of this Agreement, the Chargor unconditionally undertakes to the Secured Party for the duration of this Agreement that it shall not do any thing or perform or omit to perform any act that may adversely affect or prejudice the rights, title, security or interest that the Secured Party has in the Posted Collateral without the prior written consent of the Secured Party.

(ix)
Cumulative Rights.  The rights, powers and remedies of the Secured Party under this Deed are in addition to all rights, powers and remedies given to the Secured Party by the Agreement or by virtue of any statute or rule of law, all of which rights, powers and remedies will be cumulative and may be exercised successively or concurrently without impairing the rights of the Secured Party in the Credit Support Amount created pursuant to this Deed.

(x)	Demands and Notices. All demands, specifications and notices under this Deed will be made pursuant to the Notices Section of this Agreement, save that any demand, specification or notice:

(A)	may also be given by e-mail;

EXECUTION VERSION

(B)	will be given to or made at the following addresses:

If to Party A:

Address:	Deutsche Bank AG London, Floor 1, 150 Leadenhall Street, London EC3V 4QT
Telephone:	+44 2075458000
Facsimile:	+44 2075456200
E-mail:	gmmldn.otccoll@db.com
Attention:	Global Margin Management

If to Party B:

Address:	Craigmuir Chambers
P.O. Box 71
Road Town
Tortola
British Virgin Islands

Facsimile:	+1 284 494 2233

Copy:	RBC Secretaries (CI) Limited
La Motte Chambers
La Motte Street
St Helier
JE1 1BJ
Jersey

Attention:	Paul Fauvel
Facsimile:	01534 602 035

or at such other address as the relevant party may from time to time designate by giving notice (in accordance with the terms of this subparagraph) to the other party;

(C)
will be deemed to be effective at the time such notice is actually received unless such notice is received on a day which is not a Local Business Day or after the Notification Time on any Local Business Day in which event such notice will be deemed to be effective on the next succeeding Local Business Day.

(xi)
Form of Deed.  The parties hereby agree that the text of the body of this Deed is intended to be the printed form of ISDA Credit Support Deed (Bilateral Form – Security Interest – ISDA Agreements Subject to English Law version) as published and copyrighted by the International Swaps and Derivatives Association, Inc.

EXECUTION VERSION

IN WITNESS of which this Deed has been executed as a deed and has been delivered on the date first above written.

PARTY A
EXECUTED as a deed by Deutsche Bank AG,	)
acting through its London branch: ………….	)
.....................................................................................…………..	)
acting by two authorised signatories................................……..	)
acting under the authority of that company in the presence of:	)
Witness’ Signature: ....................................
Witness’ Name: ..................................…….
Witness’s Address: .................................…

PARTY B
EXECUTED as a deed by Virgin Entertainment Investment	)
Holding Ltd:	)
acting by	)
and	)
acting under the authority of that company in the presence of:	)
Witness’ Signature: ...................................
Witness’ Name: .................................…….
Witness’s Address: ...................................

EXECUTION VERSION

ANNEX A

Terms of use of Posted Collateral pursuant to Paragraph 6(c) of the Credit Support Deed (as amended by Paragraph 13(h)(ii))

Defined terms used in this Annex A to the Credit Support Deed and not otherwise defined herein shall have the meanings given to them in the Confirmation and the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”) as incorporated into such Confirmation.

1.
For so long as any Posted Collateral is subject to the Right of Use by the Secured Party, the Secured Party shall pay to the Chargor the Ordinary Dividend Amount (as defined in the Confirmation) net of any applicable withholding tax (the current applicable withholding tax rate being 30 per cent.) (or, if the distribution by the Issuer (as defined in the Confirmation) in such regular quarterly dividend period is less than the Ordinary Dividend Amount, such lesser amount net of any applicable withholding tax) in respect of the relevant quantity of Posted Collateral that is subject to the Right of Use by the Secured Party (if any) on each Dividend Payment Date (as defined in the Confirmation).

2.
The definition of "Distributions" in this Deed shall be amended by the addition of the words "and will not include any Extraordinary Dividends up to an amount equal to the Delta Hedge Extraordinary Dividends that have been paid to Party A pursuant to the terms of the Confirmation", where Delta Hedge Extraordinary Dividends has the meaning given to such term in the Confirmation.

3.
Notwithstanding anything else in this Deed, for the purposes of Paragraph 6(g)(i), the obligation of the Secured Party to transfer any Distributions received shall be deemed to apply only to Distributions that are not Extraordinary Dividends.

1